Exhibit 11

WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and
Common Equivalent Shares and on Common Shares
Assuming Full Dilution
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                                                      1999        1998        1997
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                                             (In thousands, except per share data)
Weighted average number of common
  shares outstanding - basic                        38,588      41,797      43,040

Add exercise of options reduced by the
  number of shares that could have been
  purchased with the proceeds of such
  exercise                                             606         727         787
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Weighted average number of common
  shares outstanding - diluted                      39,194      42,524      43,827
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Net income                                         $76,088     $73,396     $48,116

Basic earnings per share                             $1.97       $1.76       $1.12

Diluted earnings per share                            1.94        1.73        1.10
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